Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: February 19, 2015
Boise Cascade Company Reports 2014 Net Income of $80.0 Million on Sales of $3.6 Billion

BOISE, Idaho - Boise Cascade Company (Boise Cascade or Company) (NYSE: BCC) today reported financial results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter and Year End 2014 Highlights

	4Q 2014	4Q 2013	% change	2014	2013	% change

	(in thousands, except per-share data and percentages)

Consolidated Results
Sales	$862,046	$798,344	8%	$3,573,732	$3,273,496	9%
EBITDA [1]	42,038	33,132	27%	196,556	136,371	44%
Net income	15,741	9,828	60%	80,009	116,936	(32)%
Adjusted net income [1]	15,741	9,828	60%	80,009	48,270	66%
Net income per common share - diluted	$0.40	$0.25	60%	$2.03	$2.91	(30)%
Adjusted net income per common share - diluted	$0.40	$0.25	60%	$2.03	$1.20	69%
Segment Results
Wood Products sales	$317,019	$301,252	5%	$1,317,001	$1,134,089	16%
Wood Products EBITDA [1]	34,205	25,100	36%	149,831	106,337	41%
BMD sales	669,367	615,467	9%	2,786,663	2,599,605	7%
BMD EBITDA [1]	13,012	13,388	(3)%	66,481	49,164	35%
Corporate EBITDA [1]	(5,179)	(5,356)	3%	(19,756)	(19,130)	(3)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

Total U.S. housing starts improved 8% in 2014, with single-family starts up 5% from 2013. The February 2015 Blue Chip consensus forecast for 2015 reflects 1.16 million total U.S. housing starts, a 16% expected increase from 2014 levels. Total housing activity levels remain below the historical average for the last 20 years of approximately 1.4 million starts per year.

"We are pleased by our results in 2014, a year in which the Company generated near double-digit revenue growth and almost $200 million in EBITDA. I would like to recognize the efforts of our employees who helped us achieve those results in spite of U.S. housing starts that remain well below historical averages. With our leading position in both the manufacturing and distribution businesses, we are optimistic about our future," commented Tom Carlile, CEO. "In 2015, I expect the Company to take further advantage of improvements in construction activity. As I move into retirement after 42 years with the Company, I'm pleased with the strength of the leadership team and the culture of the Company. The Company's Board is looking forward to supporting Tom Corrick as he leads the Company in continuing the focus on operating excellence and both organic and strategic growth."
Wood Products

Sales, including sales to our Building Materials Distribution (BMD) segment, increased $15.8 million, or 5%, to $317.0 million for the three months ended December 31, 2014, from $301.3 million for the three months ended December 31, 2013. The sales growth was driven primarily by plywood and engineered wood products (EWP) price increases, offset partially by sales volume decreases in plywood and EWP. Plywood prices increased 9%, while plywood volumes were 4% lower than prior year results. I-joists and LVL prices increased 7% and 3%, respectively, while I-joists and LVL sales volumes decreased by 10% and 1%, respectively. Improved lumber, particleboard, and byproduct sales volumes also contributed to the increase in sales. Wood Products EBITDA increased $9.1 million to $34.2 million for the three months ended December 31, 2014, from $25.1 million for the three months ended December 31, 2013. The increase in EBITDA was due primarily to higher plywood and EWP sales prices, offset partially by higher log costs.

For the year ended December 31, 2014, sales, including sales to BMD, increased $182.9 million, or 16%, to $1,317.0 million from $1,134.1 million for the year ended December 31, 2013. Higher plywood and EWP sales volumes, along with higher EWP prices were the primary drivers of the increased sales. Plywood sales volumes increased 12% primarily due to the acquisition of two plywood facilities on September 30, 2013, while plywood sales prices decreased 1%. LVL and I-joists sales volumes were up 11% and 7%, respectively, and LVL and I-joists sales prices increased 4% and 7%, respectively. Improved lumber, particleboard, and byproduct sales also contributed to the increase in sales. Wood Products EBITDA increased $43.5 million to $149.8 million for the year ended December 31, 2014, from $106.3 million for the year ended December 31, 2013. The increase in EBITDA was due primarily to improved operating results in our EWP business from higher pricing and lower OSB costs, higher plywood sales volumes, and higher lumber sales prices. These improvements were offset partially by higher log costs.

Comparative average net selling prices and sales volume changes for plywood and EWP are as follows:

	4Q 2014 vs. 4Q 2013	2014 vs. 2013

Average Net Selling Prices
Plywood	9%	(1)%
LVL	3%	4%
I-joists	7%	7%
Sales Volumes
Plywood	(4)%	12%
LVL	(1)%	11%
I-joists	(10)%	7%

Building Materials Distribution

Sales increased $53.9 million, or 9%, to $669.4 million for the three months ended December 31, 2014, from $615.5 million for the three months ended December 31, 2013. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales volume and sales price increases of 7% and 2%, respectively. By product line, sales of general line products increased 14%, EWP increased 7%, and commodity sales increased 6%. BMD's EBITDA decreased $0.4 million from the comparative prior year quarter, as results were negatively impacted by a 50 basis point decrease in gross margin percentage driven by lower margins on commodity lumber products. The gross margin percent decline combined with growth in selling and distribution expenses resulting from higher sales volumes more than offset an additional $3.2 million in gross margins generated by increased sales.

For the year ended December 31, 2014, sales increased $187.1 million, or 7%, to $2,786.7 million from $2,599.6 million for the year ended December 31, 2013. The increase in sales was driven primarily by improvements in sales volumes of 8%, offset partially by a decrease in sales prices of 1%. By product line, sales of EWP increased 16%, general line product sales increased 9%, and commodity sales increased 3%. BMD EBITDA increased $17.3 million to $66.5 million for the year ended December 31, 2014, from $49.2 million for the year ended December 31, 2013. The increase in EBITDA was driven primarily by a higher gross margin of $34.2 million, including an improvement in gross margin percentage of 50 basis points, as well as a $1.6 million gain in other income from the sale of two surplus properties. These improvements were offset partially by increased selling and distribution expenses of $17.5 million.

Balance Sheet

Boise Cascade ended 2014 with $163.5 million of cash and cash equivalents and $266.8 million of undrawn committed bank line availability, for total available liquidity of $430.3 million. The Company reported $301.4 million of outstanding debt at December 31, 2014.

Outlook

As in recent years, we expect to continue to experience modest demand growth for the products we manufacture and distribute in 2015. However, the level of construction activity is expected to remain well below 20-year average historical levels. Future commodity product pricing could be volatile in response to industry capacity restarts and operating rates, inventory levels in various distribution channels, and seasonal demand patterns. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity until demand improves further.

In first quarter 2015, we expect to report improved EBITDA in our Wood Products business compared to first quarter 2014 primarily as a result of higher plywood prices. Our first quarter 2015 EBITDA results in BMD are expected to be similar to the EBITDA results reported in first quarter 2014.

About Boise Cascade

Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Thursday, February 19, at 11 a.m. Eastern, at which time we will review the Company's fourth quarter and year-end results.

You can join the webcast through our website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 855-209-5834 (international callers should dial 315-625-6883), participant passcode 71340479, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of our website. A replay of the conference call will be available from Thursday, February 19, at 2 p.m. Eastern through Thursday, February 26, at 11 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. calls and 404-537-3406 for international calls, and the passcode will be 71340479.

Basis of Presentation

We refer to the terms EBITDA and adjusted net income in this earnings release. EBITDA and adjusted net income are supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. We define adjusted net income as net income before certain unusual items.

EBITDA is the primary measure used by our management to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA and adjusted net income are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA and adjusted net income are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA and adjusted net income, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and adjusted net income instead of net income or segment income has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and adjusted net income are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are "forward looking" within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Year Ended
	December 31		September 30, 2014	December 31
	2014	2013		2014	2013

Sales	$862,046	$798,344	$983,319	$3,573,732	$3,273,496

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	741,641	690,994	827,890	3,065,671	2,846,614
Depreciation and amortization	13,434	11,833	13,203	51,439	38,038
Selling and distribution expenses	65,348	61,933	72,714	264,173	245,283
General and administrative expenses	12,726	12,325	13,173	48,489	45,489
Other (income) expense, net	—	(162)	148	(1,589)	(685)
	833,149	776,923	927,128	3,428,183	3,174,739

Income from operations	28,897	21,421	56,191	145,549	98,757

Foreign currency exchange loss	(293)	(122)	(316)	(432)	(424)
Interest expense	(5,504)	(5,580)	(5,514)	(22,049)	(20,426)
Interest income	57	29	57	237	241
	(5,740)	(5,673)	(5,773)	(22,244)	(20,609)

Income before income taxes	23,157	15,748	50,418	123,305	78,148
Income tax (provision) benefit (a)	(7,416)	(5,920)	(18,133)	(43,296)	38,788
Net income	$15,741	$9,828	$32,285	$80,009	$116,936

Weighted average common shares outstanding:
Basic	39,428	39,365	39,423	39,412	40,203
Diluted	39,604	39,435	39,481	39,492	40,226

Net income per common share:
Basic	$0.40	$0.25	$0.82	$2.03	$2.91
Diluted	$0.40	$0.25	$0.82	$2.03	$2.91

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2014	December 31
	2014	2013		2014	2013

Segment sales	$317,019	$301,252	$355,697	$1,317,001	$1,134,089

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	272,697	265,916	293,569	1,127,122	990,082
Depreciation and amortization	10,722	9,208	10,711	41,457	28,664
Selling and distribution expenses	7,144	7,188	7,622	28,650	27,227
General and administrative expenses	2,859	3,121	2,960	10,886	10,699
Other (income) expense, net	114	(73)	204	512	(256)
	293,536	285,360	315,066	1,208,627	1,056,416

Segment income	$23,483	$15,892	$40,631	$108,374	$77,673

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	86.0%	88.3%	82.5%	85.6%	87.3%
Depreciation and amortization	3.4%	3.1%	3.0%	3.1%	2.5%
Selling and distribution expenses	2.3%	2.4%	2.1%	2.2%	2.4%
General and administrative expenses	0.9%	1.0%	0.8%	0.8%	0.9%
Other (income) expense, net	—%	—%	0.1%	—%	—%
	92.6%	94.7%	88.6%	91.8%	93.2%

Segment income	7.4%	5.3%	11.4%	8.2%	6.8%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2014	December 31
	2014	2013		2014	2013

Segment sales	$669,367	$615,467	$773,391	$2,786,663	$2,599,605

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	594,143	543,404	680,303	2,470,145	2,317,299
Depreciation and amortization	2,653	2,593	2,448	9,802	9,233
Selling and distribution expenses	58,204	54,745	65,092	235,523	218,056
General and administrative expenses	4,132	4,039	4,557	16,687	15,436
Other (income) expense, net	(124)	(109)	(67)	(2,173)	(350)
	659,008	604,672	752,333	2,729,984	2,559,674

Segment income	$10,359	$10,795	$21,058	$56,679	$39,931

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.8%	88.3%	88.0%	88.6%	89.1%
Depreciation and amortization	0.4%	0.4%	0.3%	0.4%	0.4%
Selling and distribution expenses	8.7%	8.9%	8.4%	8.5%	8.4%
General and administrative expenses	0.6%	0.7%	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%	(0.1)%	—%
	98.5%	98.2%	97.3%	98.0%	98.5%

Segment income	1.5%	1.8%	2.7%	2.0%	1.5%

Segment Information
(in thousands)

	Three Months Ended			Year Ended
	December 31		September 30, 2014	December 31
	2014	2013		2014	2013
Segment sales
Wood Products	$317,019	$301,252	$355,697	$1,317,001	$1,134,089
Building Materials Distribution	669,367	615,467	773,391	2,786,663	2,599,605
Intersegment eliminations	(124,340)	(118,375)	(145,769)	(529,932)	(460,198)
	$862,046	$798,344	$983,319	$3,573,732	$3,273,496

Segment income (loss)
Wood Products	$23,483	$15,892	$40,631	$108,374	$77,673
Building Materials Distribution	10,359	10,795	21,058	56,679	39,931
Corporate and Other	(5,238)	(5,388)	(5,814)	(19,936)	(19,271)
	$28,604	$21,299	$55,875	$145,117	$98,333

Interest expense	(5,504)	(5,580)	(5,514)	(22,049)	(20,426)
Interest income	57	29	57	237	241
Income before income taxes	$23,157	$15,748	$50,418	$123,305	$78,148

EBITDA (b)
Wood Products	$34,205	$25,100	$51,342	$149,831	$106,337
Building Materials Distribution	13,012	13,388	23,506	66,481	49,164
Corporate and Other	(5,179)	(5,356)	(5,770)	(19,756)	(19,130)
	$42,038	$33,132	$69,078	$196,556	$136,371

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	December 31
	2014	2013
ASSETS

Current
Cash and cash equivalents	$163,549	$118,249
Receivables
Trade, less allowances of $2,062 and $2,696	172,314	152,240
Related parties	821	583
Other	7,311	7,268
Inventories	394,461	383,359
Deferred income taxes	20,311	18,151
Prepaid expenses and other	14,857	7,855
Total current assets	773,624	687,705

Property and equipment, net	368,128	360,985
Timber deposits	13,819	6,266
Deferred financing costs	7,149	8,334
Goodwill	21,823	21,823
Intangible assets, net	10,183	10,277
Deferred income taxes	16,684	760
Other assets	9,075	8,036
Total assets	$1,220,485	$1,104,186

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	December 31
	2014	2013
LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$150,693	$139,636
Related parties	1,743	2,484
Accrued liabilities
Compensation and benefits	66,170	60,527
Interest payable	3,298	3,294
Other	33,286	33,076
Total current liabilities	255,190	239,017

Debt
Long-term debt	301,415	301,613

Other
Compensation and benefits	156,218	96,536
Other long-term liabilities	15,274	14,539
	171,492	111,075

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,282 and 43,229 shares issued, respectively	433	432
Treasury stock, 3,864 shares at cost	(100,000)	(100,000)
Additional paid-in capital	502,739	496,593
Accumulated other comprehensive loss	(101,498)	(55,249)
Retained earnings	190,714	110,705
Total stockholders' equity	492,388	452,481
Total liabilities and stockholders' equity	$1,220,485	$1,104,186

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31
	2014	2013
Cash provided by (used for) operations
Net income	$80,009	$116,936
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	53,052	39,810
Stock-based compensation	5,916	2,869
Pension expense	838	10,989
Deferred income taxes	10,705	(59,600)
Other	(1,589)	(789)
Decrease (increase) in working capital, net of acquisitions
Receivables	(20,277)	(11,014)
Inventories	(11,102)	(50,958)
Prepaid expenses and other	143	(515)
Accounts payable and accrued liabilities	15,418	1,151
Pension contributions	(12,071)	(10,739)
Income taxes payable	(7,766)	(2,016)
Other	(11,433)	(2,697)
Net cash provided by operations	101,843	33,427

Cash provided by (used for) investment
Expenditures for property and equipment	(61,217)	(45,751)
Acquisitions of businesses and facilities	—	(103,029)
Proceeds from sales of assets	4,814	2,167
Other	(1)	(67)
Net cash used for investment	(56,404)	(146,680)

Cash provided by (used for) financing
Issuances of long-term debt, including revolving credit facility	57,600	130,000
Payments of long-term debt, including revolving credit facility	(57,600)	(105,010)
Net proceeds from issuance of common stock	—	262,488
Treasury stock purchased	—	(100,000)
Financing costs	(11)	(2,061)
Other	(128)	192
Net cash provided by (used for) financing	(139)	185,609

Net increase in cash and cash equivalents	45,300	72,356

Balance at beginning of the period	118,249	45,893

Balance at end of the period	$163,549	$118,249

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
Adjusted net income represents net income before certain unusual items. The year ended December 31, 2013 includes a $68.7 million income tax benefit associated with the recording of net deferred tax assets upon the Company's conversion from a limited liability company to a corporation. The following table reconciles net income to adjusted net income for the years ended December 31, 2014 and 2013:

	Year ended
	December 31
	2014	2013

	(in thousands, except per-share amounts)

Net income (GAAP basis)	$80,009	$116,936
Impact of deferred tax benefit	—	(68,666)
Adjusted net income (non-GAAP basis)	$80,009	$48,270

Weighted average common shares outstanding:
Basic	39,412	40,203
Diluted	39,492	40,226

Adjusted net income (non-GAAP basis), per share:
Basic	$2.03	$1.20
Diluted	$2.03	$1.20

(b)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income to EBITDA for the three months ended December 31, 2014 and 2013, and September 30, 2014, and the years ended December 31, 2014 and 2013:

	Three Months Ended			Year Ended
	December 31		September 30, 2014	December 31
	2014	2013		2014	2013
	(in thousands)
Net income	$15,741	$9,828	$32,285	$80,009	$116,936
Interest expense	5,504	5,580	5,514	22,049	20,426
Interest income	(57)	(29)	(57)	(237)	(241)
Income tax provision (benefit)	7,416	5,920	18,133	43,296	(38,788)
Depreciation and amortization	13,434	11,833	13,203	51,439	38,038
EBITDA	$42,038	$33,132	$69,078	$196,556	$136,371

The following table reconciles segment income (loss) to EBITDA for the three months ended December 31, 2014 and 2013, and September 30, 2014, and the years ended December 31, 2014 and 2013:

	Three Months Ended			Year Ended
	December 31		September 30, 2014	December 31
	2014	2013		2014	2013

	(in thousands)
Wood Products
Segment income	$23,483	$15,892	$40,631	$108,374	$77,673
Depreciation and amortization	10,722	9,208	10,711	41,457	28,664
EBITDA	34,205	25,100	51,342	149,831	106,337

Building Materials Distribution
Segment income	10,359	10,795	21,058	56,679	39,931
Depreciation and amortization	2,653	2,593	2,448	9,802	9,233
EBITDA	13,012	13,388	23,506	66,481	49,164

Corporate and Other
Segment loss	(5,238)	(5,388)	(5,814)	(19,936)	(19,271)
Depreciation and amortization	59	32	44	180	141
EBITDA	(5,179)	(5,356)	(5,770)	(19,756)	(19,130)

Total Company EBITDA	$42,038	$33,132	$69,078	$196,556	$136,371